Exhibit 99.1

Finish Line Increases Quarterly Cash Dividend from $0.04 to $0.05

INDIANAPOLIS, Jan. 20, 2011 – The Board of Directors of The Finish Line, Inc. (NASDAQ: FINL) today announced an increase in the company’s quarterly cash dividend from $0.04 to $0.05 per share of outstanding Class A and Class B common stock. The quarterly cash dividend will be payable March 14, 2011 to shareholders of record as of February 25, 2011.

“One of our company’s strategic priorities is to use our strong cash position to drive returns to shareholders,” said Finish Line Chairman and Chief Executive Officer Glenn Lyon. “Today’s 25% increase in the quarterly cash dividend is aligned with that strategy.”

About Finish Line
Finish Line is a premium retailer of athletic shoes, apparel and accessories. Headquartered in Indianapolis, Finish Line operates 668 stores in malls across the United States. More than 11,000 Finish Line sneakerologists help customers each day connect with their sport, their life and their style. Online shopping is available at www.finishline.com and mobile shopping is available at m.finishline.com. Follow Finish Line on Twitter at Twitter.com/FinishLine and “like” Finish Line on Facebook at facebook.com/FinishLineUSA.

Media Contact:	Investor Contact:
Anne Roman Corporate Communications 317-613-6577	Ed Wilhelm Chief Financial Officer 317-613-6914